EXHIBIT 16.1

Morison Cogan LLP

150 Monument Road, Suite 500
Bala Cynwyd, PA 19004

July 24, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Cinjet, INC., which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding our resignation as their certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Morison Cogan LLP
Bala Cynwyd, PA